As filed with the Securities and Exchange Commission on March 14, 2013
Registration No. 333-184047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BOSTON THERAPEUTICS, INC.
(Name of issuer in its charter)

Delaware	2834	27-0801073
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1750 Elm Street, Suite 103
Manchester, NH 03104
603-935-9799
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

David Platt, Ph.D, Chief Executive Officer/Chief Financial Officer/Chairman
1750 Elm Street, Suite 103
Manchester, NH 03104
603-935-9799
(Name, address and telephone number of agent for service)

Copies to:

David E. Dryer, Esq.
Mark A. Katzoff, Esq.
Seyfarth Shaw LLP
2 Seaport Lane
Boston, Massachusetts 02210
Phone: (617) 946-4800
Fax: (617) 946-4801

Approximate date of proposed sale to the public: not applicable

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note -- Deregistration of Securities

This Post-Effective Amendment relates to the Registration Statement on Form S-1 (File No. 333-184047) (the “Registration Statement”) of Boston Therapeutics, Inc.  (the “Company”) originally filed with the Securities and Exchange Commission on September 21, 2012, as amended.   The Registration Statement pertains to the registration of 20,000,000 shares of shares of common stock, $0.001 par value of the Company (the “Common Stock”) and  warrants (the “Warrants”) ( and collectively with the Common Stock, the “Securities”) to purchase up to 10,000,000 shares of Common Stock underlying the Warrants.

The Registration Statement was declared effective on October 15, 2012.

In connection with the Registration Statement, the Company did sell 1,750,000 shares of Common Stock and Warrants to purchase 875,000 shares of Common Stock underlying the warrants.

The Registrant has terminated all offerings of its Securities pursuant to the Registration Statement.  This Amendment is being filed to deregister all unsold Securities registered pursuant thereto, including 18,250,000 shares of Common Stock, Warrants to purchase up to 9,125,000 shares of Common Stock and 10,000,000 shares of Common Stock underlying the Warrants, and terminate the effectiveness of the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities registered but unsold under, and terminates the effectiveness of, the Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Manchester, New Hampshire, on March 14, 2013.

BOSTON THERAPEUTICS, INC.
/s/ David Platt

Chief Executive Officer (Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Platt as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ David Platt	Director , Chief Executive Officer	March 14, 2013
(Principal Executive Officer) and
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Kenneth A. Tassey, Jr.	Director, President	March 14, 2013

/s/ Dale H. Conaway D.V.M.*	Director	March 14, 2013

/s/ Henry Esber*	Director	March 14, 2013

/s/ Carl L. Lueders*	Director	March 14, 2013

/s/ Rom Eliaz*	Director	March 14, 2013

*by David Platt, under Power of Attorney